As filed with the Securities and Exchange Commission on June 12, 2008.
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MegaWest Energy Corp.
(Exact Name of Registrant as Specified in Its Charter)

Alberta	Not Applicable
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)
800, 926 – 5th Avenue S.W.
Calgary, Alberta, Canada, T2P 0N7
(Address of Principal Executive Offices)
Canadian Equity Incentive Plan
U.S. Equity Incentive Plan
(Full Title of the Plan(s))
George T. Stapleton, II
Chief Executive Officer
800, 926 – 5th Avenue S.W.
Calgary, Alberta, Canada T2P 0N7
(Name and address of Agent for Service)
(403) 984-6342
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
George G. Young III
Haynes and Boone, LLP
1221 McKinney St., Suite 2100
Houston, Texas 77010
(713) 547-2081
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered	Registered (1)	Share (2)	Price	Fee
Common Stock, no par value, attributable to Canadian Equity Incentive Plan	1,780,000	$0.60	$1,068,000	$41.97
Common Stock, no par value, attributable to U.S. Equity Incentive Plan	170,000	$0.60	$102,000	$4.01

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the Equity Incentive Plans described herein.

(2)	Computed pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, based on the average of the high and low sale prices of the Registrant’s common stock on June 10, 2008 as reported on the OTC Bulletin Board. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 1,950,000shares of Common Stock available under the Canadian and U.S. Equity Incentive Plans as a result of amendments to the 2004 Stock Option Plan. A Registration Statement on Form S-8 (Reg. No. 333-146347) was previously filed to register 900,000 shares of Common Stock under the 2004 Stock Option Plan which shares are allocable to the Canadian Equity Incentive Plan. See “Explanatory Note.”

Explanatory Note
On June 5, 2008, the Company’s Board of Directors amended and restated the 2004 Stock Option Plan as the Canadian Equity Incentive Plan and the U.S. Equity Incentive Plan in order to provide the Company with flexibility in designing various equity-based compensation arrangements for the employees, consultants and non-employee directors of the Company or its affiliates. This registration statement is filed pursuant to General Instruction E of Form S-8 for the purpose of reflecting the amendment and restatement of the 2004 Stock Option Plan as the Canadian Equity Incentive Plan and the U.S. Equity Incentive Plan and to register 1,950,000 additional shares of common stock, no par value (the “Common Stock”) of the Company. The Company previously registered 900,000 shares of Common Stock authorized for issuance under the 2004 Stock Option Plan by filing a registration statement on Form S-8 (File No. 333-146347) on September 27, 2007 with the U.S. Securities and Exchange Commission (the “Commission”), the contents of which are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
            *The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Canadian and U.S. Equity Incentive Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
            The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	Registration Statement on Form F-1 (Registration No. 333-145870) that includes audited financial statements for the latest fiscal year ended April 30, 2007.

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the document referred to in (a) above (to the extent these items were “filed” with the SEC and not “furnished”).

(c)	A description of our common shares that is required pursuant to Section 12(b) of the Securities Exchange Act of 1934 as described below:
            Description of Common Shares
            We are authorized to issue an unlimited number of common shares, without par value, and an unlimited number of preferred shares, without par value. Our common shares carry no pre-emptive, conversion or subscription rights and are not redeemable. Holders of our common shares are entitled to: (i) vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote; (ii) participate equally in dividends declared by us and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares, rank equally; and (iii) receive the remaining property of our company upon dissolution or liquidation. Our preferred shares may be issued in one or more series and our directors may fix the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series.
            Our articles do not restrict a director’s power to: (i) vote on a proposal, arrangement or contract in which the director is materially interested; (ii) vote compensation to themselves or any other members of their body in the absence of an independent quorum; or (iii) exercise borrowing powers. Furthermore, our articles do not set out a mandatory retirement age for our directors and our directors are not required to own securities of our company in order to serve as directors.
            At each annual general meeting of our company, all of our directors retire and the shareholders elect a new board of directors. Each director holds office until our next annual general meeting, or until his office is earlier vacated in accordance with our articles or with the provisions of the Business Corporations Act (British Columbia). A director appointed or elected to fill a vacancy on our board also holds office until our next annual general meeting.
            Our articles provide that our annual meetings of shareholders must be held at such time in each calendar year and not more than 15 months after the last annual general meeting and at such place as our board of directors may from time to time determine.
            Under our articles, and subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.
            Our articles state that our directors, the President, the Secretary, and any lawyer or auditor of our company are entitled to attend any meeting of our shareholders.
            Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or the Province of Alberta or in our charter documents.
            There are no provisions in our articles that would have the effect of delaying, deferring or preventing a change in control of our company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company.
            Our articles do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Securities legislation in Canada, however, requires that we disclose in our annual general meeting proxy statement, holders who beneficially own more than 10% of our issued and outstanding shares, and United States Federal securities laws require the disclosure in our annual report on Form 20-F of holders who own more than 5% of our issued and outstanding shares.
            In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
            You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission’s Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.
Item 4. Description of Securities.
            Not applicable.
Item 5. Interests of Named Experts and Counsel.
            Not applicable.

Item 6. Indemnification of Directors and Officers.
            Articles. Under our articles our directors must cause our company to indemnify its directors and former directors, and their respective heirs and personal or other legal representatives, to the greatest extent permitted by Section 124 of the Business Corporations Act (Alberta).
            Business Corporations Act (Alberta). Section 124 provides that a corporation may indemnify an eligible party (these consist of the corporation’s directors, officers, former directors and former officers and their respective heirs and personal or other legal representatives) against all costs, charges and expenses in respect to any civil, criminal or administrative action or proceeding to which the eligible party is made a party by reason of being an officer or director, if the eligible party:
(a)	acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.
            A corporation or an eligible party may apply to a court for an order approving the indemnity, and the court may so order and make any further order it thinks fit.
Item 7. Exemption from Registration Claimed.
            Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Specimen of Common Stock Certificate, no par value (filed herewith)

4.2	Articles of Continuance (incorporated by reference to Exhibit 3.9 of the Registrant’s Registration Statement on Form F-1 (Registration No. 333-145870).

4.3	By-law No. 1 of the Registrant (incorporated by reference from Exhibit 3.10 of the Registrant’s Registration Statement on Form F-1 (Registration No. 333-145870).

5.1	Opinion of Macleod Dixon LLP counsel to the Registrant (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Morgan & Company, Chartered Accountants (filed herewith)

23.3	Consent of Macleod Dixon LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Canadian Equity Incentive Plan (filed herewith).

99.2	U.S. Equity Incentive Plan (filed herewith).
Item 9. Undertakings.
(a) We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sugar Land, Texas, on June 11, 2008.

By:	/s/ George T. Stapleton, II
George T. Stapleton, II,
Chief Executive Officer and Chairman of the Board

     Each of the undersigned constitutes and appoints George T. Stapleton, II, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ George T. Stapleton, II George T. Stapleton, II	Chairman and Chief Executive Officer (Principal Executive Officer)	June 11, 2008

/s/ R. William Thornton R. William Thornton	President, Chief Operating Officer and Director	June 11, 2008

/s/ F. George Orr F. George Orr	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	June 11, 2008

/s/ Brian Evans, Q.C.	Director	June 11, 2008
Brian Evans, Q.C.

/s/ Brad Kitchen	Director	June 11, 2008
Brad Kitchen

AUTHORIZED U.S. REPRESENTATIVE
            Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of MegaWest Energy Corp. in the United States, in the City of Sugar Land, Texas, on this 11 day of June, 2008.
MegaWest Energy U.S.A. Corp., a Nevada corporation
(Authorized U.S. Representative)

By:	/s/ George T. Stapleton, II George T. Stapleton, II President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen of Common Stock Certificate, no par value (filed herewith)

4.2	Articles of Continuance (incorporated by reference to Exhibit 3.9 of the Registrant’s Registration Statement on Form F-1 (Registration No. 333-145870).

4.3	By-law No. 1 of the Registrant (incorporated by reference from Exhibit 3.10 of the Registrant’s Registration Statement on Form F-1 (Registration No. 333-145870).

5.1	Opinion of Macleod Dixon LLP, counsel to the Registrant (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Morgan & Company, Chartered Accountants (filed herewith)

23.3	Consent of Macleod Dixon LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Canadian Equity Incentive Plan (filed herewith).

99.2	U.S. Equity Incentive Plan (filed herewith).